Exhibit 24.1

POWER OF ATTORNEY

(Registration Statement on Form S-8)

Each of the undersigned directors of Duluth Holdings Inc., a Wisconsin corporation (the “Company”), designates each of Stephen L. Schlecht and Jason G. Prasch, with the power of substitution and resubstitution, as the undersigned’s true and lawful attorney-in-fact for the undersigned and in the undersigned’s name, place and stead to sign for the undersigned and in the undersigned’s name in the capacity as a director of the Company the Registration Statement on Form S-8 relating to the (i) Inducement Stock Award Agreement to be entered into by and between the Company and Stephanie L. Pugliese, and (ii) Inducement Restricted Stock Award Agreement to be entered into by and between the Company and Stephanie L. Pugliese, and to file the same, with all exhibits thereto, other documents in connection therewith, and any amendments to any of the foregoing, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or the undersigned’s substitute, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned have each executed this Power of Attorney, in one or more counterparts, as of this 30th day of April, 2025.

/s/ Stephen L. Schlecht	/s/ Francesca M. Edwardson
Stephen L. Schlecht	Francesca M. Edwardson

/s/ David C. Finch	/s/ Janet H. Kennedy
David C. Finch	Janet H. Kennedy

/s/ Brett L. Paschke	/s/ Susan J. Riley
Brett L. Paschke	Susan J. Riley

/s/ Ronald Robinson	/s/ Scott K. Williams
Ronald Robinson	Scott K. Williams